Exhibit 99.1

Conference Call:	Today, April 27th, 2004 at 11:00 a.m. EDT
Dial-in number:	800-218-0713. Replay information below.
Webcast URL:	www.companyboardroom.com

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) REPORTS Q1

EBITDA AND EPS AHEAD OF GUIDANCE

- Record First Quarter EBITDA of $13.8 Million; Diluted EPS of $0.37 -

- Raises 2004 Financial Guidance -

Denver, CO; April 27, 2004 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, today reported record first quarter operating results for the period ended March 28, 2004, as summarized below. The Company also raised its financial guidance for the remainder of 2004.

Summary Q1 Financial Results (In millions, except per share data)

	For the Three Months Ended		% Change
	March 28, 2004	March 30, 2003
Revenues	$107.4	$88.9	20.8%
Gross Margin	41.8%	46.1%
EBITDA(1)	$13.8	$12.7	8.3%
Operating Margin	10.8%	11.3%
Operating Income	$11.6	$10.1	15.7%
Net Income	$5.5	$4.2	30.4%
Diluted EPS	$0.37	$0.30	23.3%

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of the above EBITDA figures to the Company’s net income is included in the financial tables accompanying this release.

Edward S. Adams, Chairman and Chief Executive Officer, commented, “Navigant’s record first quarter results are well ahead of the financial guidance we provided in early February. Our improved results reflect the anticipated upturn in corporate travel as well as the acquisition of a meetings and incentive company with significant first quarter seasonality.

“We entered 2004 upbeat given our success in managing key areas such as client retention and overhead costs. We were also optimistic based on what we saw as a strong pipeline of potential

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Navigant International Reports First Quarter Results, 4/27/04	page 2

new business and our ability to deploy new technology offerings in 2004. Additionally, we noted that there could be upside to our projections if we completed complementary, accretive acquisitions, the economy rebounded and there was geopolitical stability. All of these factors came together in the first quarter and helped us deliver strong financial results, including net income that improved 30%, EPS that increased more than 23% and revenue that rose more than 20% when compared to the same period last year.

“During the 2004 first quarter we expanded our global coverage through acquisitions and affiliations in key markets. In March, we joined TUI Business Travel Deutschland, GmbH as a 50 percent global shareholder in TQ3 Travel Solutions, GmbH, creating a strategic joint venture, which together with its two members, would be considered one of the world’s largest travel management companies. Both companies share a commitment to providing clients with the highest standards of service and the best products and people in the industry. Our alliance with TQ3 affords our clients significant benefits and further solidifies our ability to effectively serve the interests of major customers in key worldwide markets and our ability to compete for a new customer segment where two of the six players have been acquired in the last year.

“Thus far in 2004 transaction levels remain relatively consistent with 2002 levels. We entered the year knowing that we have the right associates, business model and technology offerings as well as a cost structure that we can expand or contract based on market conditions. As long as current conditions continue, we are confident that we can continue to deliver strong quarterly comparison throughout 2004.”

Robert C. Griffith, Navigant’s Chief Financial Officer and Chief Operating Officer added, “During the first quarter, we completed the acquisition of a meetings and incentive company. Historically, this company’s operating results have been strongest in the first quarter and this year was no exception. However, given that the revenue recognition for meetings and incentive is different than our core corporate travel business, their results raised our revenue beyond the normal ‘net revenue contribution.’ The acquired company’s margins are lower than the margins in our core business, which resulted in a reduction during the first quarter of 2004 of our gross and operating margins. However, without the acquisition, our gross margin was 45.9%, which is in line with prior year results and our budgets and expectations. We believe the impact of this acquisition throughout the balance of 2004 will not be as significant as it was in Q1, and therefore should not impact margins as significantly for the remainder of the year.

“With expanded acquisition capacity resulting from our 2003 fourth quarter convertible subordinated debenture offering and concurrent debt restructuring, we will continue to seek additional accretive acquisitions. We believe that our long-term track record in identifying and integrating acquisitions is strong, and that there may be additional targets that meet our strict criteria for returns.

“Navigant continues to be among the industry leaders in technology offerings. During the first quarter, we increased our investments in technology solutions for our customers as we continued to expand our value-added offerings to help our clients better manage their travel budgets. In this

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Navigant International Reports First Quarter Results, 4/27/04	page 3

regard, we are on schedule to launch Navigant’s online travel management solution, Passportal version 1.0, this quarter. With unique attributes, such as the ability to search fares from the Global Distribution Systems (GDS) and Web fares, Passportal is expected to extend Navigant’s reputation for time-saving, efficiency-building technology solutions.”

Mr. Griffith concluded, “We are slightly raising our financial guidance targets for the remainder of 2004, primarily based on the meetings and incentive company acquisition. Our increased expectations also reflect the improved environment, as well as our continued focus on the key drivers of our business — servicing and maintaining current customers, converting new customers, and managing costs. We have managed through difficult periods over the last several years, and while we cannot rule out economic and geopolitical uncertainty, given current conditions, we are upbeat about our forward prospects.”

Guidance

The following table sets forth current quarterly guidance targets for 2004 and reflects the recent acquisition of a meetings and incentives company:

Updated Summary Quarterly Guidance for 2004 (In millions, except per share data)

	Q2 ‘04 PRIOR	Q2 ‘04 REVISED	Q3 ‘04 PRIOR	Q3 ‘04 REVISED	Q4 ‘04 PRIOR	Q4 ‘04 REVISED	FY ‘04 PRIOR	FY ‘04 REVISED
Net Revenue	$97.0	$99.0	$95.0	$97.0	$90.0	$95.0	$375.0	$398.4
EBITDA(2)	$16.8	$17.0	$15.9	$16.1	$10.0	$10.4	$55.6	$57.3
Diluted EPS	$0.47	$0.47	$0.44	$0.44	$0.20	$0.21	$1.42	$1.49

(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Navigant’s EBITDA can be calculated by adding provision for income taxes, interest expense, net and depreciation and amortization expenses to the Company’s net income. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for net income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.

Conference Call Information – 11:00 a.m. EDT, Tuesday, April 27, 2004

The conference call number is 800-218-0713. Please call 10 minutes in advance to ensure that you are connected prior to the presentation. A live Webcast of the call will be available on www.companyboardroom.com (requires a Windows Media Player).

Following its completion, a replay of the call can be accessed for two weeks by dialing 303-590-3000. The access code for the replay is 575111#. Replays of the Webcast will be available for 30 days at www.companyboardroom.com.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest corporate travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and

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Navigant International Reports First Quarter Results, 4/27/04	page 4

clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 4,200 associates and has operations in 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s financial results, high leverage of debt to equity, transaction volumes, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, our significant indebtedness and variable interest payment obligations, restrictions in our credit facility on our ability to finance future operations or capital needs, disruptions in the travel industry such as those caused by terrorism, war or general economic downturn, competition, our ability to continue to acquire and integrate potential future acquisitions, our ability to manage our business and implement growth strategies, failure of technology on which we rely, other risks described in the Company’s annual report on Form 10-K for the year ended December 28, 2003, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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(financial tables follow)

Navigant International Reports First Quarter Results, 4/27/04	page 5

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 28, 2004 (Unaudited)	March 30, 2003 (Unaudited)
Revenues	$107,379	$88,905
Operating expenses	62,539	47,884

Gross profit	44,840	41,021
General and administrative expenses	31,047	28,285
Depreciation and amortization expense	2,150	2,676

Operating income	11,643	10,060
Interest expense, net and other	2,819	3,266

Income before provision for income taxes	8,824	6,794
Provision for income taxes	3,288	2,547

Net income	$5,536	$4,247

EBITDA	$13,793	$12,736

Net income per share:
Basic net income per share	$0.38	$0.30

Diluted net income per share	$0.37	$0.30

Weighted average shares outstanding:
Basic	14,624	14,032

Diluted	15,086	14,265

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by adding provision for income taxes, interest expense, net and other and depreciation and amortization expenses to the Company’s net income as in the table below.

	Three Months Ended
	March 28, 2004	March 30, 2003
Net income	$5,536	$4,247
Add: Provision for income taxes	3,288	2,547
Add: Interest expense, net and other	2,819	3,266
Add: Depreciation and amortization expense	2,150	2,676

EBITDA	$13,793	$12,736

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